Exhibit 99.2

Item 6.         Selected Financial Data

The following selected financial data should be read in conjunction with Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 8, “Financial Statements and Supplementary Data” of this Form 8-K.

The Partnership closed its IPO on July 2, 2012. Equitrans is a Pennsylvania limited partnership and the predecessor for accounting purposes of the Partnership. For periods prior to the IPO, the following selected financial data reflect the assets, liabilities and results of operations of Equitrans presented on a carve-out basis (excluding the financial position and results of operations of the Big Sandy Pipeline as described in Note 1 to the Combined Financial Statements included in Item 8 of this Form 8-K).  For periods beginning at or following the IPO, they include the Partnership and its consolidated subsidiaries. Additionally, as discussed below, the Partnership’s combined financial statements have been retrospectively recast for all periods presented to include the historical results of Sunrise Pipeline, LLC (Sunrise), which was merged into the Partnership on July 22, 2013 (Sunrise Merger), and the Jupiter gathering system (Jupiter), which was acquired on May 7, 2014 (Jupiter Acquisition), as these acquisitions were transactions between entities under common control. The selected financial data covering periods prior to the closing of the IPO, prior to the Sunrise Merger and prior to the Jupiter Acquisition may not necessarily be indicative of the actual results of operations had those contributed entities been operated together during those periods.

	As of and for the years ended December 31,
	2013	2012	2011	2010	2009
Combined Statements of Operations	(Thousands, except per share amounts)

Total operating revenues	$303,712	$200,005	$150,986	$115,228	$81,432
Operating income	$213,109	$125,022	$87,709	$57,902	$28,365
Net income	$171,107	$94,241	$53,230	$31,743	$13,827
Net income per limited partner unit (a):
Basic	$2.47	$1.03	N/A	N/A	N/A
Diluted	$2.46	$1.03	N/A	N/A	N/A
Cash distributions paid per limited partner unit	$1.55	$0.35	N/A	N/A	N/A

Combined Balance Sheets

Total assets	$1,063,972	$876,610	$653,138	$485,463	$408,597

Long-term debt	$—	$—	$135,235	$135,235	$57,107

Long-term lease obligation	$133,733	$—	$—	$—	$—

(a)                Net income attributable to periods prior to the IPO, net income attributable to Sunrise for periods prior to July 22, 2013 and net income attributable to Jupiter prior to May 7, 2014 are not allocated to the limited partners for purposes of calculating net income per limited partner unit. See Note 1 to the Combined Financial Statements included in Item 8 of this Form 8-K for further discussion.